Exhibit 99.1

Press Release www.shire.com

Director/PDMR Shareholding

August 8, 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG)

Notification of transactions by persons discharging managerial responsibilities and persons closely associated with them

1.	Details of the person discharging managerial responsibilities / person closely associated them
a)	Name	Kim Stratton
2.	Reason for the notification
a)	Position / status	Head of International Commercial
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc Ordinary Shares of 5 pence each (“Ordinary Shares”)
	Identification code	ISIN: JE00B2QKY057
b)	Nature of the transaction	Acceptance of Restricted Stock Units in respect of notional Ordinary Shares awarded under the Shire Long Term Incentive Plan 2015 in recognition of promotion to Executive Committee membership. Subject to continued service, 50% of the award will vest on August 5, 2018, and 50% will vest on August 5, 2019.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		Nil	6,149
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	August 5, 2016
f)	Place of the transaction	Outside a trading venue

1.	Details of the person discharging managerial responsibilities / person closely associated them
a)	Name	Perry Sternberg
2.	Reason for the notification
a)	Position / status	Head of US Commercial
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Acceptance of Restricted Stock Units in respect of notional ADSs awarded under the Shire Long Term Incentive Plan 2015 in recognition of promotion to Executive Committee membership. Subject to continued service, 50% of the award will vest on August 5, 2018, and 50% will vest on August 5, 2019.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		Nil	1,998
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	August 5, 2016
f)	Place of the transaction	Outside a trading venue

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com